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                                  EXHIBIT 99(A)



                                  PLAN DOCUMENT




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                                IBT BANCORP, INC.
                      STOCKHOLDER DIVIDEND REINVESTMENT AND
                          EMPLOYEE STOCK PURCHASE PLAN


                              ARTICLE I. - PURPOSE


                   Effective February 19, 1991, IBT Bancorp, Inc. adopted the IBT Bancorp, Inc. Stockholder Dividend Reinvestment and Employee Stock Purchase Plan to provide a simple, systematic and convenient method of acquiring shares of Common Stock of the Company, without payment of any brokerage commission, service charge or other expenses. Participants also avoid the necessity of safe keeping their certificates, for shares of Common Stock credited to their Plan Accounts.
                   The shares of Common Stock acquired under the Plan will be purchased from treasury shares held by the Company or newly issued shares. The net proceeds received therefrom will be added to the working capital of the Company and will be used for general corporate purposes.

                  ARTICLE II. - DEFINITIONS AND CONSTRUCTION

                  2.1 Definitions: The following words and phrases shall, when used herein, have the following respective meanings unless the context clearly indicates otherwise:

                      (a) Account Name: The name of the Participant's account under the Plan, which shall be:




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                          (1) the same as the name(s) in which certificates of
the Participant were registered at the time he or she entered the Plan, if participation is based on Section 2.1(m); or,

                          (2) the Participant's name, if participation is based
on Section 2.1(f).

                      (b) Authorization Card: The enrollment form used by an Employee or Stockholder to enroll in the Plan.

                      (c) Common Stock: The $6.00 par value common stock of the Company.

                      (d) Company: IBT Bancorp, Inc., a bank holding company organized and existing under the laws of the State of Michigan, or its successor(s).

                      (e) Effective Date: February 19, 1991, the date on which the provisions of this Plan became effective.

                      (f) Employee: Any person who, on or after the Effective Date, is receiving remuneration for personal services rendered by the Employer.

                      (g) Employer: The Company and Isabella Bank and Trust or its successor or successors. Employer also includes all members of a controlled group of corporations (as defined in Sections 414(b) and 415

                      (h) of the Internal Revenue Code of 1986) of which the Company and Isabella Bank and Trust are a part. (h) Investment Date: The dividend payment date.

                      (i) Participant: Any Stockholder or Employee who, on or after the Effective Date, elects to participate in the Plan.



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                      (j) Plan: The IBT Bancorp, Inc. Stockholder Dividend
Reinvestment and Employee Stock Purchase Plan.

                      (k) Plan Account: The account maintained for a participant to record the crediting of cash dividends, payroll deductions, shares of Common Stock, and adjustments relating thereto.

                      (l) Plan Administrator: The Company, a committee designated by the Board of Directors of the Company or any entity and its agents, chosen by the Company to administer the Plan.

                      (m) Stockholder: Any registered holder of the Company's Common Stock. Beneficial owners of Common Stock whose shares are registered in street or nominee names are considered Stockholders for purposes of the Plan.

              ARTICLE III. - PARTICIPATION BY DIVIDEND REINVESTMENT

                  3.1 Enrollment: A Stockholder may enroll in the Plan's Dividend Reinvestment feature at any time after the Effective Date by completing an Authorization Card and returning it to the Plan Administrator. Authorization Cards may be obtained by writing the Plan Administrator at the Company's address.

                  3.2 Commencement: Reinvestment of dividends in the Company's Common Stock shall commence with the next dividend payment after receipt of the Authorization Card by the Plan Administrator, provided it is received by the Plan Administrator on or before the record date for that dividend; otherwise, reinvestment of dividends shall be delayed until the next dividend payment.




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                  3.3 Investment Option: The Authorization Card shall provide for the purchase of additional shares of Common Stock through the following investment options:


                      (a) Full Dividend Reinvestment. Full dividend reinvestment directs the Company to pay to the Plan Administrator all of the Participant's cash dividends on all of the shares of Common Stock then or subsequently registered in the Participant's name; or

                      (b) Partial Dividend Reinvestment. Partial dividend reinvestment directs the Company to pay to the Plan Administrator the Participant's cash dividends on that number of shares of Common Stock designated in the appropriate space of the Authorization Card and permits the Participant to continue to receive cash dividends on the balance of the shares of Common Stock registered in the Participant's name.

                   In the event a Participant elects Partial Dividend Reinvestment, the Company is authorized to issue to the Participant separate stock certificates, one representing shares designated for participation under the Plan and another representing shares excluded from the Plan.

                   A Participant may select only one of the above options. In all cases, cash dividends on shares of Common Stock credited to a Participant's Plan Account shall be reinvested in accordance with the Plan.

                  3.4 Dividend Reinvestment: On each Investment Date a Participant's full or partial cash dividend shall be remitted by the Company to the Plan Administrator. The Plan Administrator shall reinvest that dividend, as well as the





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full cash dividend on shares of Common Stock credited to the Participant's Plan
Account, in treasury shares or newly issued shares of Common Stock purchased directly from the Company, and shall credit whole and fractional shares to the Participant's Plan Account (computed to three decimal places). A fractional share of Common Stock shall earn a proportionate share of future dividends. Such purchases shall be made by the Plan Administrator promptly (no later than within 30 days of the receipt), except where curtailment or suspension of purchases is necessary to comply with applicable provisions of federal or state securities laws.

                  3.5 Amendment of Investment Option. A Participant may amend his or her investment option at any time by giving written notice to the Plan Administrator at the Company's address. Any amendment to a Participant's investment option shall be effective as of the record date coinciding with, or next following, the date the amendment is received by the Plan Administrator.

                  3.6 Withdrawal of Dividend Reinvestment Enrollment. A Participant may withdraw from the Plan's Dividend Reinvestment feature at any time by giving written notice to the Plan Administrator at the Company's address. If the request to withdraw is received by the Plan Administrator on or after the record date for a dividend payment, any dividend paid on the Investment Date shall be invested for the Participant's Plan Account. The request shall be processed as promptly as possible by the Plan Administrator following such Investment Date.

                  As soon as practicable following withdrawal, the Plan Administrator shall send the Participant at no charge, a certificate in the Participant's name, for




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the whole shares of Common Stock in the Participant's Plan Account and a cash payment shall be made for any fraction of a share.

                  Notwithstanding anything in this Section 3.6 to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.

                  3.7 Disposition of all Shares: If a Participant disposes of all shares of Common Stock registered in the Participant's name, the Plan Administrator shall continue to reinvest the dividends on the shares credited to the Participant's Plan Account until otherwise notified.

                  3.8 Accrued Shares: A Participant in the Plan's Dividend Reinvestment feature may deposit certificates for Common Stock now or hereafter registered in the Participant's name for credit in his or her Plan Account as accrued shares under the Plan. Such certificates shall be transferred to the Plan Administrator or its agent as agent for the Participant. This service shall be provided at no charge to the Participant.

                ARTICLE IV. - PARTICIPATION BY PAYROLL DEDUCTION

                  4.1 Enrollment: An Employee may enroll in the Plan's Payroll Deduction feature at any time after the Effective Date by completing an Authorization Card and returning it to the Plan Administrator. Authorization Cards may be obtained by contacting the Company's Secretary.

                  4.2 Commencement of Deductions: The deduction of amounts from the Participant's payroll shall commence with the Participant's next regular payroll




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check following receipt by the Plan Administrator of the completed Authorization
Card, if the Authorization Card is received by the Plan Administrator not less than 96 hours before payroll checks are distributed.

                  4.3 Investment Options: The Authorization Card shall provide for the deduction from the Participant's payroll on a bi-weekly basis based on a minimum and maximum amount set by the Company's Board of Directors from time-to-time.

                  4.4 Purchase of Common Stock: Amounts deducted from a Participant's payroll shall be remitted by the Employer to the Plan Administrator who shall invest said amounts in treasury shares or newly issued shares of the Company's Common Stock purchased directly from the Company. Such purchases shall be made no later than the first work day of the month following the month in which said amounts were deducted, except where curtailment or suspension of purchases is necessary to comply with applicable provisions of federal or state securities laws.

                  4.5 Amendment of Payroll Deduction: A Participant may amend his or her payroll deduction election at any time by giving written notice to the Plan Administrator. Any amendment to a Participant's payroll deduction election shall be effective as of the Participant's next regular payroll check if the written notice is received by the Plan Administrator not less than 96 hours before payroll checks are distributed.

                  4.6 Withdrawal of Payroll Deduction Enrollment: A Participant may withdraw from the Plan's Payroll Deduction feature at any time by giving written notice to the Plan Administrator. Any request to withdraw shall be effective as of





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the Participant's next regular payroll check if the notice to withdraw is received by the Employer not less than 96 hours before payroll checks are distributed. A Participant who withdraws from the Plan's Payroll Deduction feature may not reparticipate in the Plan until one year has elapsed from the date the Plan Administrator receives the withdrawal notice.

                  As soon as practicable following withdrawal, the Plan Administrator shall send the Participant at no charge, a certificate in the Participant's name, for the whole shares of Common Stock in the Participant's Plan account and a cash payment shall be made for any fraction of a share.


                  Notwithstanding anything in this Section 4.6 to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.

                  4.7 Automatic Dividend Reinvestment: All shares purchased for the Participant pursuant to the Plan's Payroll Deduction feature shall be credited to the Participant's Plan Account and will automatically participate in, and be governed by, the terms and conditions of the Plan's Dividend Reinvestment feature (as set forth in Article III above).

                           ARTICLE V. - PLAN OPERATION

                  5.1 Per-Share Price of Common Stock: The per-share price of treasury shares and newly issued shares of Common Stock purchased from the Company under the Plan shall be determined by the Board of Directors of the Company. In making the determination, the Board of Directors will consider the





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financial condition of the Company and its recent operating results, values of publicly traded securities of other financial institutions giving effect to the relative book values and earnings of such institutions and the lack of liquidity of the Company's Common Stock, and such other factors as the Board in its sole and absolute discretion deems relevant. No shares of Common Stock shall be sold by the Company at less than the par value of such shares.

                  5.2 Price of any Fraction of a Share: Whenever, pursuant to the terms of the Plan, a Participant receives cash for any fraction of a share of the Company's Common Stock, said cash payment shall be determined on the basis of the most recent per-share price for treasury shares or newly issued shares of Common Stock purchased from the Company under the Plan.

                  5.3 Commingling of Monies: In making purchases for Participant's Plan Accounts, the Plan Administrator may commingle the Participant's dividends and payroll deductions with those of others participating in the Plan. It is understood that any monies held under the Plan will not bear interest.

                  5.4 Issuance of Stock Certificates:

                      (a) Registration of Certificates. Certificates for shares of Common Stock purchased for a Participant shall be registered in the name of the Plan Administrator or its agent and, except as provided in (b) below, shall not be issued in the Participant's name while the Participant is enrolled in the Plan.


                      (b) Reissuance in Participant's Name. A Participant in the Plan's Dividend Reinvestment feature who desires to continue enrollment in the Plan, but elects to have the whole shares of Common Stock credited to the




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Participant's Plan Account reissued in the Participant's name, can do so at no charge upon written request to the Plan Administrator. Certificates for fractional shares of Common Stock shall not be issued under any circumstances. A Participant in the Plan's Payroll Deduction feature may elect to receive a distribution of whole shares of Common Stock under the Plan only if he or she withdraws from Plan participation in accordance with Section 4.6.

                  If the request to have whole shares of Common Stock reissued in the Participant's name is received by the Plan Administrator on or after the record date for a dividend payment, any dividend paid on the aforementioned whole shares on the Investment Date shall be invested for the Participant's Plan Account. The request shall be processed as promptly as possible by the Plan Administrator following such Investment Date.

                  5.5 Costs to Participants: The Participant shall incur no costs for purchases of Common Stock by the Plan Administrator. However, if at the time of termination a Participant directs the Plan Administrator to sell shares of Common Stock credited to the Participant's Plan Account, the Participant shall pay any related brokerage commission and applicable stock transfer tax. Service charges, such as administration fees if the Plan should be administered by someone other than the Company, are the responsibility of the Company.

                  5.6 Reports to Participants:

                      (a) Purchase Reports. As soon as practicable following each purchase of shares of Common Stock for a Participant, the Participant shall receive a statement showing the amount invested, purchase price, the number of shares





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purchased, total shares accumulated, and other relevant information for the year to date.

                      (b) Other Reports. Each Participant shall receive copies of the same communications sent to all other holders of shares of Common Stock, including the Company's quarterly reports and annual report to shareholders, a notice of the annual meeting and proxy statement and (if necessary) Internal Revenue Service information (on Form 1099) for reporting dividend income received.

                      (c) Address. All notices, statements, and reports from the Plan Administrator to a Participant shall be addressed to the Participant at his or her last address of record with the Plan Administrator. The Participant agrees to notify the Plan Administrator promptly in writing of any change of address.

                  5.7 Termination of Participant's Plan Account: The Company may terminate a Participant's Plan Account at any time in its discretion by giving written notice to the Participant. As soon as practicable following termination, the Plan Administrator shall send the Participant a certificate in the Participant's name, for the whole shares of Common Stock in the Participant's Plan Account and a cash payment shall be made for any fraction of a share.

                  Notwithstanding anything in the preceding paragraph to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable state transfer tax.




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                  5.8 Termination of the Plan:

                  In the event the Company should terminate the Plan, as soon as practicable following termination, the Plan Administrator shall send each Participant a certificate in the Participant's name, for the whole shares of Common Stock in the Participant's Plan Account and a cash payment shall be made for any fraction of a share.

                  Notwithstanding anything in the preceding paragraph to the contrary, if the Participant so requests, the Plan Administrator shall sell such whole shares of Common Stock and remit to the Participant the proceeds, less any related brokerage commission and applicable stock transfer tax.

                          ARTICLE VI. - ADMINISTRATION

                  6.1 Appointment of Plan Administrator: The Plan shall be administered by a Plan Administrator which shall be the Company, a committee designated by the Board of Directors of the Company, or any entity and its agents, chosen by the Company to administer the Plan.

                  6.2 Duties of Plan Administrator: The Plan Administrator shall administer the Plan, keep records, send statements of account activity and other required reports to Participants, and perform any other duties related to the Plan. Shares of Common Stock purchased under the Plan and held by the Plan Administrator shall be registered in its name or the name of its agent designated for that purpose, as agent for each Participant in the Plan.




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                  6.3 Resignation of Plan Administrator: Should the Plan
Administrator resign or otherwise cease to act as agent for the Participants, the Company shall make other arrangements as it deems appropriate for the administration of the Plan.

                  6.4 Liability of the Company and the Plan Administrator:
Neither the Company, the Plan Administrator, nor any agent employed by the Plan Administrator shall be liable in administering the Plan or any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability:

                      (a) arising out of failure to terminate the Participant's Plan Account upon such Participant's death prior to receipt of notice in writing of such death;

                      (b) with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's Plan Account in the time when such purchases or sales are made (provided, however that nothing herein shall be deemed to constitute a waiver of any rights that a Participant might have under the Securities Exchange Act of 1934 or applicable federal and state securities laws); and

                      (c) for any fluctuations in the market price after purchase or sale of shares of Common Stock.

                          ARTICLE VII. - MISCELLANEOUS

                  7.1 Non-Guarantee of Profit: Nothing contained herein, shall be construed as an assurance by the Company of a profit to the Participant or




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protection against loss on shares of the Company's Common Stock purchased under the Plan.

                      7.2 Other Services: The Plan Administrator may charge the Participant for services performed at the request of a Participant and not provided for herein.

                      7.3 Pledging of Common Stock: Shares of Common Stock credited to the Participant's Plan Account under the Plan may not be pledged. A Participant who wishes to pledge such shares must request that certificates for such shares be issued in the Participant's name.

                      7.4 Voting of Shares: For each meeting of shareholders, a Participant shall receive proxy material that will enable the Participant to vote both the shares of Common Stock registered in the Participant's name directly and/or whole shares of Common Stock credited to the Participant's Plan Account. Participants will not be permitted to vote fractional shares of Common Stock.

                      7.5 Income Tax: It is understood by the Participant that the reinvestment of dividends and/or the reduction in a Participant's wages does not relieve the Participant of any income tax which may be payable. The Company shall not withhold taxes from dividends, unless the Internal Revenue Service directs the Company to withhold 20% of any dividend payment to specified Participants who under-report dividend income. In such a situation, the amount withheld shall not be reinvested under the Plan.

                  7.6 Stock Dividends and Related Matters: Stock dividends in the form of Common Stock or stock splits distributed by the Company on shares of





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Common Stock held by the Plan Administrator for a Participant shall be credited to the Participant's Plan Account. Certificates for such stock dividends and stock splits distributed on shares of Common Stock registered in the name of the Participant shall be mailed directly to the Participant. In the event of a subscription rights offering or a dividend in the form of a stock other than Common Stock, such rights or other stock shall be mailed directly to a Participant in the Plan in the same manner as to holders of Common Stock not participating in the Plan.

                  7.7 Suspension, Modification, or Termination of the Plan:
Notwithstanding anything herein to the contrary, the Company reserves the right to interpret and regulate the Plan as it deems desirable or necessary. The Company reserves the right to suspend, modify or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Participants. Notice of any such suspension, modification, or termination shall be sent to all Participants at least 30 days prior to the effective date thereof.

                  7.8 Governing Law: The terms and conditions of this Plan, the Authorization Card signed by the Participant (which is deemed a part of this Plan), and the Plan's operation shall be governed by and construed in accordance with the laws of the State of Michigan and the rules of the Securities and Exchange Commission.

                  Dated this 19th day of February, 1991.



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